Exhibit 99.1
AMCC Strengthens Top Leadership
Dr. Paramesh Gopi appointed as chief operating officer and Hector A. Berardi named vice-president of operations
Sunnyvale, CA – July 30th, 2008 – Applied Micro Circuits Corporation [NASDAQ:AMCC], a global leader in embedded Power ArchitectureTM processing, optical transport, and storage solutions, announced the appointment of Dr. Paramesh Gopi as senior vice-president and chief operating officer (COO) today. The company also announced the appointment of Hector A. Berardi as vice-president, Operations and Quality.
As COO, Paramesh will lead AMCC’s Process, Transport and Storage businesses. He will leverage research and development resources and intellectual property assets across the company to develop marketing initiatives. His responsibilities will include market strategy, product development and business development to drive the successful execution and delivery of products to existing and new markets.
Paramesh brings strong knowledge and experience in embedded and telecommunication industries and a successful track record of growing semiconductor businesses to AMCC. Most recently, he served as vice-president and general manager for Marvell’s Embedded and Emerging Business Unit. Prior to this, he served as chief technology strategist and held several management positions during his six year tenure at Marvell. Before joining Marvell he was executive director, Strategic Marketing and Applications at Mindspeed Technologies/Conexant Systems. Dr. Gopi holds a PhD, Electrical and Computing Engineering from the University of California, Irvine.
“Paramesh has a proven track record of leadership at Marvell in the embedded and telecommunication semiconductor markets and will be a tremendous asset to our company. He’s uniquely qualified to build upon AMCC’s success and drive the execution of our strategic plan. I am delighted that Paramesh has decided to join AMCC. His experience and proven leadership skills add considerably to the strength of AMCC’s existing executive team.” said Kambiz Hooshmand, President and CEO of AMCC.
Hector Berardi has over 20 years of experience in manufacturing operations and quality functions in the technology sector. He was most recently vice-president, of Operations, Quality and Reliability and Customer Services at PLX Technology, Inc., a public semiconductor company specializing in high-speed I/O communications technology selling into the personal computer, storage and consumer electronics markets. Before PLX Technology, Inc., Hector held senior positions at Ubicom/Scenix Semiconductor. Hector holds a bachelor’s of science degree in electrical engineering and a master’s in business administration from the Santa Clara University (California).
“Hector brings leadership and major accomplishments in manufacturing operations, quality and product engineering and will be a tremendous asset to our company. I am very pleased to welcome him as the newest member of AMCC’s senior management team.” said Kambiz Hooshmand.

About AMCC
AMCC provides leadership semiconductor solutions to process, transport, and store digital information for the world’s wired and wireless networks. As a leading supplier of Power Architecture™ based processors and with world-class expertise in SONET and Ethernet protocol processing, PHY technology, Storage processors and RAID controllers our products are the foundation of the IP Communications Revolution. AMCC’s 3ware® SAS and SATA RAID controllers deliver cost-effective, high-performance, high-capacity storage for enterprises and consumers worldwide in applications like disk-to-disk backup, near-line storage, network-attached storage (NAS), video, and high-performance computing.  For further information regarding AMCC, please visit our website at http://www.amcc.com.
AMCC and 3ware are registered trademarks of APPLIED MICRO CIRCUITS CORPORATION. Power Architecture is a trademark licensed by Power.org. All other trademarks are property of their respective owners.
SOURCE: Applied Micro Circuits Corporation
Corporate Contact
Applied Micro Circuits Corporation
Gilles Garcia
(o) (408) 542 8687
(c) (408) 786-4317
ggarcia@amcc.com